Exhibit FS-3.1



                       AGL RESOURCES INC. AND SUBSIDIARIES
                     UNAUDITED PRO FORMA COMBINED CONDENSED
           STATEMENT OF CONSOLIDATED INCOME FOR THE NINE MONTHS ENDED
                                  JUNE 30, 2000
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                 AGL Resources        VNG         Pro Forma              Pro Forma
                                                 (As reported)   (As reported)   Adjustments              Combined

Operating revenues                                    $ 474.2        $ 189.3                               $ 663.5
Cost of sales                                            96.9           97.1                                 194.0
                                                        -----          -----                                ------
     Operating margin                                   377.3           92.2                                 469.5

Other operating expenses                                                             $ 0.2    A
                                                        267.9           69.6           2.9    H              340.6
                                                       ------          -----          ----                  -----
   Operating Income                                     109.4           22.6          (3.1)                  128.9

Other income (loss)                                      17.5           (0.2)                                 17.3

Interest expense                                         37.9            7.2          (7.2)   A               71.9
                                                                                      33.5    A

                                                                                       1.0    G

                                                                                      (0.5)   K

Dividends on preferred stock of subsidiary                4.6              -             -                     4.6
                                                         ----           ----         -----                    ---

Income before income taxes                               84.4           15.2          29.9                    69.7

Income taxes                                             30.7           (1.1)        (11.7)   I               17.9
                                                        -----           -----        ------                  -----

Net income                                             $ 53.7         $ 16.3        $ 41.6                  $ 51.8
                                                       =======        =======       =======                 ======

Earnings per common share
   Basic                                               $  0.97                                               $ 0.93
                                                       =======                                              =======
   Diluted                                             $  0.97                                               $ 0.93
                                                       =======                                              =======

Weighted average number of common shares outstanding
   Basic                                                 55.5                                                 55.5
                                                        =====                                                =====
   Diluted                                               55.6                                                 55.6
                                                        =====                                                =====
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